Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G with respect to the Common Stock of Cherokee Inc., dated October 24, 2003 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

JAVELIN CAPITAL LLC

By:	/s/ Thomas C. Barrow
Name:	Thomas C. Barrow
Title:	Member

/s/ Ed Borgato
Ed Borgato